Exhibit 99.1

MIDDLESEX WATER COMPANY REPORTS

FIRST QUARTER 2018 FINANCIAL RESULTS

ISELIN, NJ, May 7, 2018 - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) today reported financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Operating Results

Consolidated Net income for first quarter 2018 increased $0.1 million as compared with the first quarter 2017. Earnings per share on a fully diluted basis were $0.27, unchanged from the same period reported in 2017.

Operating revenues increased in 2018 by $1.0 million to $31.2 million. The increase is attributable to growth in our regulated customer base and non-regulated contract operations in Delaware as well as the November 2017 implementation of a Purchased Water Adjustment Clause and higher commercial and industrial customer water usage in New Jersey.

Operations and maintenance expenses increased in 2018 by $1.9 million from the same period in 2017. Severe weather during the 2018 winter season caused an increase in water main break repair costs of $1.0 million in our Middlesex System, and increased water production costs of $0.5 million, also in our Middlesex system.

Income Tax expense in 2018 decreased by $1.3 million when compared to 2017 due to the lower corporate income tax rate implemented under the Tax Cuts and Jobs Act of 2017 legislation as well as regulatory accounting treatment of tangible property regulations related tax deductions, which were approved in Middlesex’s most recent base rate case.

Middlesex President and Chief Executive Officer Dennis W. Doll said, “Severe weather earlier this year created a busy and challenging time for our field personnel working night and day to mitigate the effects of the sustained frigid weather. We sincerely appreciate their efforts to minimize service disruptions to our customers. We are pleased that our Middlesex rate case, filed in October 2017, received a timely decision from our New Jersey regulators, which resulted in a $5.5 million increase in customer’s base rates. The new rates went into effect April 1, 2018. We’re also preparing to break ground on our Western Transmission Main, a $52 million project, part of our Water for Tomorrow capital program in which Middlesex will be investing up to $305 million in various significant infrastructure projects over the next five years,” said Doll.

Quarterly Dividend Declared

As previously announced in April 2018, the Board of Directors of Middlesex Water Company declared a quarterly cash dividend of $0.22375 per common share to be paid on June 1, 2018 to shareholders of record as of May 15, 2018. The Company has paid cash dividends continually since 1912 and increased its dividend for the forty-fifth consecutive year in 2017. Information about Middlesex’s Direct Share Purchase and Sale and Dividend Reinvestment Plan can be found on our website.

Annual Meeting of Shareholders

The Company will host its Annual Meeting of Shareholders on Tuesday, May 22, 2018, beginning at 11:00 a.m. at its corporate headquarters at 1500 Ronson Road in Iselin, New Jersey. To view the Company’s 2017 Annual Report visit http://investors.middlesexwater.com

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries -- Pinelands Water Company and Pinelands Wastewater Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy) Inc. The Company also provides contract operations services through its non-regulated subsidiary, Utility Service Affiliates, Inc. The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services Inc., are subject to the regulations of the Public Service Commission in Delaware. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware. The Company serves customers in Shohola, Pennsylvania through its subsidiary, Twin Lakes Utilities, Inc. These companies are also subject to various Federal and State regulatory agencies concerning water, and wastewater effluent quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

bsohler@middlesexwater.com

(732) 638-7549

 MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,
	2018	2017

Operating Revenues	$31,177	$30,131

Operating Expenses:
Operations and Maintenance	17,834	15,939
Depreciation	3,609	3,308
Other Taxes	3,384	3,309

Total Operating Expenses	24,827	22,556

Operating Income	6,350	7,575

Other Income (Expense):
Allowance for Funds Used During Construction	167	119
Other Income (Expense), net	297	206

Total Other Income, net	464	325

Interest Charges	1,138	1,003

Income before Income Taxes	5,676	6,897

Income Taxes	1,182	2,456

Net Income	4,494	4,441

Preferred Stock Dividend Requirements	36	36

Earnings Applicable to Common Stock	$4,458	$4,405

Earnings per share of Common Stock:
Basic	$0.27	$0.27
Diluted	$0.27	$0.27

Average Number of Common Shares Outstanding:
Basic	16,354	16,299
Diluted	16,510	16,455

Cash Dividends Paid per Common Share	$0.2238	$0.2113